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                                                                EXHIBIT 99.5(A)


      AMENDMENT TO CERTIFICATE OF DESIGNATIONS, PREFERENCES
       AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                               OF
                  COASTAL PHYSICIAN GROUP, INC.

     COASTAL PHYSICIAN GROUP, INC., a corporation organized under and existing under the General Corporation Law of the State of Delaware (the "Company"),

     DOES HEREBY CERTIFY:

      That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, and pursuant to the provisions of
Section  151  of  the General Corporation Law  of  the  State  of
Delaware, the Board of Directors, at a meeting duly held on January 30, 1997, adopted a resolution increasing the number of shares constituting the Series B Convertible Preferred Stock, which resolution is as follows:

      WHEREAS, the Board of Directors of the Company (the "Board of Directors") has previously adopted a resolution creating a class of Series B Convertible Preferred Stock, with a par value of $.01 per share (the "Series B Convertible Preferred Stock"), consisting of thirty-two thousand five hundred (32,500) shares, and now wishes to increase the number shares constituting the Series B Convertible Preferred Stock to thirty-three thousand (33,000) shares.

      NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation, the Board of Directors hereby increases the number of shares constituting the Series B Convertible Preferred Stock from thirty-two thousand five hundred (32,500) to thirty-three thousand (33,000).

      IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and Chief Executive Officer and attested to by its Secretary this 21 day of February, 1997.





                         /S/ HENRY J. MURPHY
                         Name: Henry J. Murphy
                         Title: President Chief Executive Officer
     [Corporate Seal]

ATTEST:


/S/ RAY A. SPILLMAN
Name: Ray A. Spillman
Title: Secretary